                                                                                                    Exhibit 23.1
MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the SB-1 registration statement of Blackmont Resources Inc. of our report dated August 11th, 2006 on our audit of the financial statements of Blackmont Resources Inc. as of May 31st, 2006, and the results of its operations and cash flows for the period ended May 31st,2006 from inception and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
August 11, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501